Exhibit 99.1

Virtual Closet, Inc. Completes Acquisition of Dong Ke Pharmaceutical, Inc.

Source: Virtual Closet, Inc. On Wednesday May 12, 2010, 10:44 am EDT

XI’AN, China--(BUSINESS WIRE)--Virtual Closet, Inc. (OTCBB:VIRZ - News) ("Virtual Closet" or the "Company"), today announced that effective on May 10, 2010 the Company’s acquired Dong Ke Pharmaceutical, Inc.

Dong Ke Pharmaceutical, Inc. has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Our current operations involve the manufacture and sale of 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. We currently focus on varying diseases relating to respiratory system, digestive system, cardio-cerebral vascular system, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition, among others. Our products are sold to distributors who distribute our products to the public as well as through representatives that we employ. Our focus is on the development and sale of pharmaceutical products and over the counter products based on traditional Chinese medicines designed to address varying diseases and conditions. During the past few years 230 representative offices have been founded nationwide and our business extended to 26 provinces. Dong Ke Pharmaceutical, Inc.’s manufacturing facility is based in Yangling in Shaanxi Province.

In the Share Exchange Transaction we acquired control of Dong Ke Pharmaceutical, Inc. a Delaware corporation and the parent company of Yangling Slovan Pharmaceuticals Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China, which controls Yangling Dongke Maidisen Pharmaceuticals Co. Ltd., a company organized under the laws of the People’s Republic of China, by issuing to all of the Dong Ke Pharmaceutical Shareholders shares our of common stock as consideration for all of the outstanding capital stock of Dong Ke Pharmaceutical, Inc. Founded in 2004, Yangling Dongke Maidisen Pharmaceuticals Co. Ltd. is engaged in the research and development, manufacturing, packaging, marketing and distribution of pharmaceutical products in China.

Mr. Dongke Zhao, Chairman, CEO and President said, "We are very pleased to announce the completion of our acquisition of Dong Ke Pharmaceutical, Inc. We are very positive about the growth potential of the pharmaceutical industry in China and our company’s growth prospects as we continue to strive to become a market leader. We have reached a major goal with having our Company’s shares quoted on the OTC Bulletin Board in the United States which will allow us to broaden our investor base, create a liquid market for our stock, and financially support the accelerated growth of our business as we strive to become a leader in the pharmaceutical industry in China.”

About Dong Ke Pharmaceutical, Inc.

Dong Ke Pharmaceutical, Inc. has its headquarters in the City of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Dong Ke Pharmaceutical, Inc. currently manufactures 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. We currently focus on varying diseases relating to respiratory system, digestive system, cardio-cerebral vascular system, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition, among others. Dong Ke Pharmaceutical, Inc.’s manufacturing facilities are based in Yangling in Shaanxi Province. For the year ended December 31, 2009, revenue was $18,934,917 and net income as $4,827,608. As at December 31, 2009 shareholders’ equity was $16,849,032 and total assets were $28,532,078.

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Safe Harbor Statement - This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contact:

Virtual Closet, Inc.
Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Phone: 86-29-8224-7500
ir@dkmds.com